Investor and Analyst Contact:                            Media Contact:
Jeffrey S. Beyersdorfer                                 Gary Hanson
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WESTERN REFINING LOGISTICS ANNOUNCES
INITIAL QUARTERLY CASH DISTRIBUTION

EL PASO, Texas - January 31, 2014 - Western Refining Logistics, LP (NYSE:WNRL) announced today the declaration of its initial quarterly cash distribution. The distribution for the fourth quarter of 2013 is $0.2407 per unit, which corresponds to the prorated minimum quarterly distribution of $0.2875 per unit, or $1.15 per unit on an annualized basis. The prorated period is from October 16, 2013, the closing date of Western Refining Logistics, LP’s initial public offering, through December 31, 2013. The distribution will be paid on February 24, 2014, to all unitholders of record on February 14, 2014.

About Western Refining Logistics
Western Refining Logistics, LP is a fee-based, growth-oriented master limited partnership formed by Western Refining, Inc. (NYSE: WNR) to own, operate, develop, and acquire terminals, storage tanks, pipelines, and other logistics assets related to the terminalling, transportation, and storage of crude oil and refined products. Headquartered in El Paso, Texas, Western Refining Logistics’ assets include approximately 300 miles of pipelines, approximately 7.9 million barrels of active storage capacity, and other assets in the Southwest US.

This release is intended to serve as qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100%) of Western Refining Logistics’ distributions to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business.  Accordingly, Western Refining Logistics’ distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.